Exhibit 77(i)

Terms of New or Amended Securities

At the July 15, 2011 Board meeting, the Board of Trustees of ING Equity Trust (“IET”), approved the establishment of ING Mid Cap Value Fund (“Mid Cap Value Fund”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IET’s registration statement registering shares of Mid Cap Value Fund. The Board also approved the requisite plans, agreements, and other routine matters with respect to the establishment of Mid Cap Value Fund.